EXHIBIT 107

Calculation Of Filing Fee Tables

Form S-8

(Form Type)

Enanta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	975,000(2)	$13.66(3)	$13,318,500	$0.00014760	$1,965.82

Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	350,000(4)	$13.66(3)	$4,781,000	$0.00014760	$705.68

Equity	Common stock, $0.01 par value per share	Rule 457(h)	150,000(5)	$13.25(6)	$1,987,500	$0.00014760	$293.36

Total Offering Amounts					$20,087,000		$2,964.86

Total Fee Offsets							—

Net Fee Due							$2,964.86

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”) that becomes issuable under the Registrant’s 2019 Equity Incentive Plan (as amended through March 6, 2024) (the “2019 Plan”) or the 2024 Inducement Stock Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Covers 975,000 shares of the Registrant’s Common Stock, which are issuable pursuant to the 2019 Plan.
(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.66, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on May 2, 2024, which date is within five business days prior to the filing of this registration statement.

(4)

Covers 350,000 shares of the Registrant’s Common Stock issuable pursuant to the 2024 Plan, consisting of: (i) 4,468 shares of Common Stock issuable upon settlement of performance share units (PSUs), (ii) 4,468 shares of Common Stock issuable upon settlement of relative total stockholder return units (rTSRUs), and (iii) 341,064 shares of Common Stock reserved for issuance under the 2024 Plan.

(5)	Covers 150,000 shares of the Registrant’s Common Stock, which are issuable upon the vesting and exercise of outstanding stock options issued pursuant to the 2024 Plan.
(6)

Such shares are issuable upon the vesting and exercise of outstanding stock options with a fixed exercise price. Pursuant to Rule 457(h)(1) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised.